EXHIBIT 5.1

June 26, 2013

Venaxis, Inc. 1585 South Perry Street Castle Rock, Colorado 80104
Re:	Venaxis, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Venaxis, Inc., a Colorado corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance of up to an additional 425,000 shares of the Company’s common stock, no par value (the “Additional Shares”), pursuant to the Venaxis, Inc. 2002 Stock Incentive Plan (Amended and Restated – June 1, 2007), as amended (the “Plan”).

In rendering this opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In rendering this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

The opinion expressed below is based on the assumption that the Registration Statement has been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Additional Shares are issued, and that persons acquiring the Additional Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Additional Shares.  The opinion is also based on the assumption that the Additional Shares will continue to be duly and validly authorized on the dates that the Additional Shares are issued to participants pursuant to the terms of the Plan and, upon the issuance of any of the Additional Shares, the total number of shares of common stock of the Company issued and outstanding, after giving effect to such issuance of such Additional Shares, will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Articles of Incorporation, as amended.

Based on the foregoing, we are of the opinion that the Additional Shares, when issued pursuant to the Plan in accordance with the terms and conditions thereof (including, where applicable, the payment of any exercise price, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals), will be legally issued, fully paid and nonassessable.

This opinion is limited to the matters expressly stated herein and no implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the Federal law of the United States of America and to the laws of the State of Colorado.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly, /s/ Ballard Spahr LLP

Atlanta    |    Baltimore    |    Bethesda    |    Denver    |   Las Vegas   |   Los Angeles   |   New Jersey   |   Philadelphia   |   Phoenix   |    alt Lake City   |   San Diego
Washington, DC    |    Wilmington   |  www.ballardspahr.com